ABM REPORTS FISCAL THIRD QUARTER 2026 RESULTS

Raises Midpoint of Outlook For Fiscal 2026 Adjusted EPS and Increases Free Cash Flow Expectations

•
Revenue increased 4.2% to a quarterly record of $2.3 billion, including organic growth of 2.1% and acquisition-related growth of 2.1%
•
Net income increased 19% to $49.7 million, or $0.84 per diluted share, as compared to $41.8 million, or $0.67, in the prior year
•
Adjusted net income grew 19% to $61.5 million, or $1.04 per diluted share, versus $51.7 million, or $0.82, in the prior year
•
Adjusted EBITDA improved 11% to $139.6 million, versus $125.8 million last year
•
Operating cash flow was $146.8 million and free cash flow totaled $128.4 million
•
Through nine months, operating cash flow was $275.0 million and free cash flow was $199.6 million, both significantly improved over the prior year period
•
Company raises outlook for full year adjusted EPS and operating cash flow and free cash flow

NEW YORK, NY - September 8, 2026 - ABM (NYSE: ABM), a leading provider of facility, engineering and infrastructure solutions, today announced financial results for its fiscal third quarter ended July 31, 2026

"Our third quarter results reflected strong operational and financial performance, including record quarterly revenue, robust EPS growth and substantial cash generation. Our team executed well and delivered on our expectations despite a backdrop of macro uncertainty and adverse timing of certain projects," said Scott Salmirs, President and Chief Executive Officer. "Aviation and Manufacturing & Distribution ("M&D") delivered strong organic revenue growth, with M&D benefiting from healthy technology markets and further supported by our recent WGNstar acquisition. Technical Solutions ("ATS") revenue growth was impacted by some project deferrals, while Business & Industry ("B&I") revenue performance was largely as anticipated. We expect ATS to ramp sequentially in the fourth quarter as we execute on many of the deferred projects."

Mr. Salmirs continued, "Disciplined working capital management drove exceptional year-to-date free cash flow, which in turn accelerated our deleveraging ahead of schedule. We also secured a $300 million accounts receivable facility at favorable rates, further strengthening our capital structure. And our focus on cost discipline resulted in a $3 million reduction in ongoing corporate costs versus the prior year. Together, these actions contributed to our third quarter results and helped keep us on track to deliver on our full-year outlook, as well as provide longer-term benefits."

Mr. Salmirs concluded, "As we enter the fourth quarter, we are focused on finishing the year strong and executing with discipline. We are raising the midpoint of our adjusted EPS outlook and increasing our expectations for full year free cash flow based on our strong third quarter results, and are confident in our ability to achieve it."

Third Quarter Fiscal 2026 Results

Revenue increased 4.2% year over year to a record of $2.3 billion, including 2.1% organic growth and 2.1% growth from acquisitions. Revenue growth was led by M&D and Aviation, which grew 18% and 12%, respectively. M&D’s growth was driven by the WGNstar acquisition, recent client wins and ongoing expansions, especially in technology-related markets, while Aviation’s growth reflected healthy air travel trends and the continued ramp of the recently won London Heathrow contract. ATS grew 4%, driven by strong HVAC activity and contributions from its recent acquisition; however, revenue was below expectations due to the deferral of certain projects by a large client. Education grew modestly, while Business & Industry (“B&I”) declined 2.6%, largely as expected, reflecting the previously announced exit of a large UK-based client and continued softness on the US west coast.

Net income increased 19% to $49.7 million, or $0.84 per diluted share, compared to $41.8 million, or $0.67 per diluted share, in the prior year period. The increase in net income primarily reflects higher segment operating profit, lower tax expense and reduced ongoing corporate costs, partially offset by higher interest expense related to the WGNstar acquisition. EPS growth of 25% was further driven by the Company’s share repurchase activities earlier in the year. Net income margin was 2.1% versus 1.9% in the prior year.

Segment operating margin improved 40 basis points sequentially to 7.7%, essentially in line with the prior year, as operational efficiencies helped to offset pressures in Aviation and increased acquisition-related amortization in M&D.

Adjusted net income increased 19% to $61.5 million, or $1.04 per diluted share, compared to $51.7 million, or $0.82 per diluted share in the prior year period. The year-over-year growth primarily reflects the factors discussed above, with per share results further benefiting from the Company's share repurchase activities.

Adjusted EBITDA increased 11% to $139.6 million compared to $125.8 million last year, largely reflecting higher segment operating profit and lower corporate costs.

Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Third quarter net cash provided by operating activities was $146.8 million, and free cash flow was $128.4 million, compared to $175.0 million and $150.2 million, respectively, in the prior year period.

For the nine months ended July 31, 2026, net cash provided by operating activities was $275.0 million, and free cash flow was $199.6 million, compared to $101.0 million and $42.4 million, respectively, in the prior year period. This significant improvement was primarily driven by strong working capital management and stabilization in the Company’s enterprise resource planning (“ERP”) system implementation. A reconciliation of net cash provided by operating activities to free cash flow can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Leverage & Liquidity

At the end of the third quarter, the Company’s total indebtedness stood at $1.8 billion, including $22.4 million in standby letters of credit, resulting in a total leverage ratio of 2.9x, as defined by the Company's revolving credit facility. Available liquidity was $605.8 million, including $110.5 million in cash and cash equivalents. The Company expects to further reduce its total leverage ratio by fiscal year-end.

During the quarter, the Company entered into a $300 million trade receivables financing agreement, which diversifies its funding sources at favorable rates relative to its existing revolving credit facility.

Quarterly Cash Dividend

After the quarter’s close, the Board declared a cash dividend of $0.29 per common share, payable on November 2, 2026, to shareholders of record on October 1, 2026.

Outlook

The Company's full year organic revenue growth outlook remains unchanged, with performance expected near the top end of the 3% to 4% range, and total revenue growth continues to be expected toward the top end of the 4% to 5% range. Segment operating margin, defined as total segment operating profit divided by total revenue, is now projected to be in the range of 7.7% to 7.8%, versus the previous range of 7.8% to 8.0%. Full-year interest expense remains forecast at approximately $110 million, and the normalized tax rate is still expected to be between 29% and 30%, excluding discrete and non-taxable items. The Company is raising the midpoint of its adjusted EPS outlook. The range is now $3.95 to $4.10, versus the previous range of $3.85 to $4.15, reflecting its third quarter performance and confidence in the Company’s ability to deliver a strong fourth quarter.

The Company is raising its full-year outlook for net cash provided from operations and free cash flow and now expects approximately $300 million and $210 million, respectively, with free cash flow up approximately $25 million from the prior outlook, driven by the strong year-to-date performance.

The Company cannot provide a reconciliation of forward-looking non-GAAP segment operating margin or adjusted EPS to the corresponding GAAP measure without unreasonable effort due to the uncertainty of timing and the magnitude of items such as acquisition and integration related costs, legal costs and other settlements. These items are inherently difficult to forecast and may result in a GAAP range that is too large and variable to be meaningful.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Tuesday, September 8, 2026, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately three hours after the webcast through September 22, 2026, and can be accessed by dialing (844) 512-2921 and then entering ID #13761714. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility, engineering, and infrastructure solutions. Every day, our over 100,000 team members deliver essential services that make spaces cleaner, safer, and more efficient, enhancing the overall occupant experience.

ABM serves a wide range of market sectors including commercial real estate, aviation, mission critical, and manufacturing and distribution. With over $8 billion in annual revenue and a blue-chip client base, ABM delivers innovative technologies and sustainable solutions that enhance facilities and empower clients to achieve their goals. Committed to creating smarter, more connected spaces, ABM is investing in the future to meet evolving challenges and build a healthier, thriving world. ABM: Driving possibility, together.

For more information, visit www.abm.com

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our strategic initiatives, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; decreases in commercial office space utilization due to hybrid work models and increases in office vacancy rates could adversely affect our financial condition; negative changes in general economic conditions, such as recessionary pressures, high interest rates, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, could reduce the demand for services and, as a result, reduce our revenue and earnings and adversely affect our financial condition; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning and related boundary systems could adversely impact our ability to operate our business and report our financial results; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may not realize the growth opportunities and synergies that are anticipated from the WGNSTAR acquisition; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings and interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the third quarter and first nine months of fiscal years 2026 and 2025. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the third quarter and first nine months of fiscal years 2026 and 2025. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The Company also presents total segment operating profit, which is the sum of the segment operating profit of each of its segments, and total segment operating margin, defined as total segment operating profit divided by total revenue, because management believes they are useful as they represent the aggregate value of income/profit created by its segments and exclude items not directly related to the segments for performance evaluation purposes. The Company has also presented free cash flow, which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions, except per share amounts)	2026	2025	Increase / (Decrease)
Revenues	$ 2,317.1	$ 2,224.0	4.2%
Operating expenses	2,031.0	1,949.6	4.2%
Selling, general and administrative expenses	171.3	177.5	(3.5) %
Restructuring and related expenses	7.8	—	NM*
Amortization of intangible assets	15.5	13.4	15.8%
Operating profit	91.5	83.4	9.6%
Income from unconsolidated affiliates	1.2	1.3	(2.1) %
Interest expense	(29.5)	(25.3)	(16.6) %
Income before income taxes	63.2	59.4	6.4%
Income tax provision	(13.5)	(17.6)	23.3%
Net income	$ 49.7	$ 41.8	18.9%
Net income per common share
Basic	$ 0.84	$ 0.67	25.4%
Diluted	$ 0.84	$ 0.67	25.4%
Weighted-average common and common equivalent shares outstanding
Basic	58.9	62.5
Diluted	59.3	62.8
Dividends declared per common share	$ 0.290	$ 0.265

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions, except per share amounts)	2026	2025	Increase / (Decrease)
Revenues	$ 6,850.6	$ 6,450.5	6.2%
Operating expenses	6,027.5	5,645.7	6.8%
Selling, general and administrative expenses	512.2	521.7	(1.8) %
Restructuring and related expenses	14.6	—	NM*
Amortization of intangible assets	43.4	39.9	8.8%
Operating profit	253.0	243.3	4.0%
Income from unconsolidated affiliates	3.6	3.4	7.2%
Interest expense	(81.6)	(72.1)	(13.2) %
Income before income taxes	175.0	174.6	0.2%
Income tax provision	(43.5)	(47.0)	7.5%
Net income	$ 131.6	$ 127.6	3.1%
Net income per common share
Basic	$ 2.22	$ 2.04	8.8%
Diluted	$ 2.20	$ 2.03	8.4%
Weighted-average common and common equivalent shares outstanding
Basic	59.4	62.6
Diluted	59.7	63.0
Dividends declared per common share	$ 0.870	$ 0.795

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions)	2026	2025
Net cash provided by operating activities	$ 146.8	$ 175.0
Additions to property, plant and equipment	(18.4)	(24.8)
Purchase of businesses, net of cash acquired	—	(18.6)
Other	0.9	0.1
Net cash used in investing activities	$ (17.4)	$ (43.3)
Proceeds from issuance of share-based compensation awards, net	1.1	1.1
Repurchases of common stock, including excise taxes	—	(27.2)
Dividends paid	(17.0)	(16.5)
Deferred financing costs paid	(1.4)	—
Borrowings from debt	656.5	490.5
Repayment of borrowings from debt	(744.7)	(512.0)
Changes in book cash overdrafts	(7.1)	3.1
Repayment of finance lease obligations	(1.0)	(1.1)
Cash paid to settle the contingent consideration liability	—	(59.0)
Net cash used in financing activities	$ (113.5)	$ (121.2)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	—

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions)	2026	2025
Net cash provided by operating activities	$ 275.0	$ 101.0
Additions to property, plant and equipment	(75.4)	(58.6)
Purchase of businesses, net of cash acquired	(242.1)	(16.7)
Other	1.6	0.5
Net cash used in investing activities	$ (315.8)	$ (74.8)
Taxes withheld from issuance of share-based compensation awards, net	(8.8)	(8.5)
Repurchases of common stock, including excise taxes	(94.7)	(48.5)
Dividends paid	(51.2)	(49.4)
Deferred financing costs paid	(2.7)	(8.0)
Borrowings from debt	1,733.5	1,409.3
Repayment of borrowings from debt	(1,523.9)	(1,212.0)
Changes in book cash overdrafts	(2.4)	(43.0)
Repayment of finance lease obligations	(3.3)	(3.3)
Cash paid to settle the contingent consideration liability	—	(59.0)
Net cash provided by (used in) financing activities	$ 46.4	$ (22.5)
Effect of exchange rate changes on cash and cash equivalents	0.9	1.0

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	July 31, 2026	October 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$ 110.5	$ 104.1
Trade accounts receivable	1,478.8	1,471.1
Costs incurred in excess of amounts billed	209.8	193.7
Prepaid expenses	111.3	91.2
Other current assets	82.0	78.6
Total current assets	1,992.4	1,938.7
Other investments	32.1	48.6
Property, plant and equipment	211.9	177.2
Right-of-use assets	91.8	95.1
Other intangible assets, net of accumulated amortization	328.5	243.2
Goodwill	2,741.2	2,591.1
Other noncurrent assets	203.0	175.5
Total assets	$ 5,601.0	$ 5,269.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$ 41.8	$ 29.4
Trade accounts payable	430.8	401.2
Accrued compensation	190.5	195.0
Accrued taxes—other than income	44.6	48.1
Deferred Revenue	153.4	74.7
Insurance claims	204.5	200.8
Income taxes payable	3.8	4.0
Current portion of lease liabilities	27.7	28.2
Other accrued liabilities	304.7	324.1
Total current liabilities	1,401.8	1,305.7
Long-term debt, net	1,732.2	1,537.1
Long-term lease liabilities	80.4	83.7
Deferred income tax liability, net	69.0	39.9
Noncurrent insurance claims	470.2	459.3
Other noncurrent liabilities	53.1	54.3
Noncurrent income taxes payable	4.1	3.9
Total liabilities	3,810.8	3,483.8
Total stockholders’ equity	1,790.2	1,785.6
Total liabilities and stockholders’ equity	$ 5,601.0	$ 5,269.5

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,		Increase/ (Decrease)
(in millions)	2026	2025
Revenues
Business & Industry	$ 1,012.2	$ 1,038.7	(2.6) %
Manufacturing & Distribution	481.0	408.9	17.6%
Aviation	328.1	291.8	12.5%
Education	235.8	235.1	0.3%
Technical Solutions	259.9	249.5	4.2%
Total Revenues	$ 2,317.1	$ 2,224.0	4.2%
Operating profit
Business & Industry	$ 75.0	$ 73.8	1.5%
Manufacturing & Distribution	40.5	36.4	11.4%
Aviation	18.4	19.7	(6.9) %
Education	23.0	21.1	8.7%
Technical Solutions	21.5	19.4	10.8%
Segment operating profit	$ 178.3	$ 170.4	4.6%
Segment operating margin	7.7%	7.7%
Corporate	(85.4)	(85.7)	0.3%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.2)	(1.3)	2.1%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.2)	—	NM*
Total operating profit	91.5	83.4	9.6%
Income from unconsolidated affiliates	1.2	1.3	(2.1) %
Interest expense	(29.5)	(25.3)	(16.6) %
Income before income taxes	63.2	59.4	6.4%
Income tax provision	(13.5)	(17.6)	23.3%
Net income	$ 49.7	$ 41.8	18.9%

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Nine Months Ended July 31,		Increase/ (Decrease)
(in millions)	2026	2025
Revenues
Business & Industry	$ 3,093.2	$ 3,077.2	0.5%
Manufacturing & Distribution	1,367.1	1,201.2	13.8%
Aviation	936.6	822.0	14.0%
Education	696.7	688.2	1.2%
Technical Solutions	757.0	662.0	14.4%
Total Revenues	$ 6,850.6	$ 6,450.5	6.2%
Operating profit
Business & Industry	$ 231.3	$ 236.2	(2.1) %
Manufacturing & Distribution	117.5	115.6	1.6%
Aviation	47.3	48.4	(2.5) %
Education	60.9	48.9	24.6%
Technical Solutions	46.7	49.4	(5.4) %
Segment operating profit	$ 503.7	$ 498.6	1.0%
Segment operating margin	7.4%	7.7%
Corporate	(246.3)	(251.8)	2.2%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(3.6)	(3.4)	(7.2) %
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.7)	(0.1)	NM*
Total operating profit	253.0	243.3	4.0%
Income from unconsolidated affiliates	3.6	3.4	7.2%
Interest expense	(81.6)	(72.1)	(13.2) %
Income before income taxes	175.0	174.6	0.2%
Income tax provision	(43.5)	(47.0)	7.5%
Net income	$ 131.6	$ 127.6	3.1%

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2026	2025	2026	2025
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 49.7	$ 41.8	$ 131.6	$ 127.6
Items impacting comparability(a)(b)
Restructuring and related(c)	7.8	—	14.6	—
Legal costs and other settlements	1.4	(2.6)	1.1	2.5
Acquisition and integration related costs(d)	0.5	4.7	8.7	11.4
Transformation initiative costs(e)	6.3	11.1	20.5	30.1
Other(f)	0.3	0.7	1.0	2.9
Total items impacting comparability	16.3	13.8	46.0	46.8
Income tax impact (g)(h)	(4.5)	(3.9)	(12.8)	(13.3)
Items impacting comparability, net of taxes	11.8	9.9	33.2	33.5
Adjusted net income	$ 61.5	$ 51.7	$ 164.8	$ 161.1

	Three Months Ended July 31,		Nine Months Ended July 31,
	2026	2025	2026	2025
Reconciliation of Net Income to Adjusted EBITDA
Net Income	$ 49.7	$ 41.8	$ 131.6	$ 127.6
Items impacting comparability	16.3	13.8	46.0	46.8
Income taxes provision	13.5	17.6	43.5	47.0
Interest expense	29.5	25.3	81.6	72.1
Depreciation and amortization	30.7	27.4	86.5	78.9
Adjusted EBITDA	$ 139.6	$ 125.8	$ 389.2	$ 372.4
Net Income margin as a % of revenues	2.1%	1.9%	1.9%	2.0%

	Three Months Ended July 31,		Nine Months Ended July 31,
	2026	2025	2026	2025
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$ 0.84	$ 0.67	$ 2.20	$ 2.03
Items impacting comparability, net of taxes	0.20	$ 0.16	0.56	0.53
Adjusted net income per diluted share	$ 1.04	$ 0.82	$ 2.76	$ 2.56
Diluted shares	59.3	62.8	59.7	63.0

	Three Months Ended July 31,		Nine Months Ended July 31,
	2026	2025	2026	2025
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities	$ 146.8	$ 175.0	$ 275.0	$ 101.0
Additions to property, plant and equipment	(18.4)	(24.8)	(75.4)	(58.6)
Free cash flow	$ 128.4	$ 150.2	$ 199.6	$ 42.4

(a) The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) After communications with the staff of the Securities and Exchange Commission, we have revised the definition of our non-GAAP financial measures, including adjusted net income, adjusted earnings per share, and adjusted EBITDA, to no longer exclude the positive or negative impact of “prior year self-insurance adjustments”. Prior year self-insurance adjustments reflect the net changes to our self-insurance reserves for our general liability, workers’ compensation, automobile, and health insurance programs, related to claims from incidents that occurred in previous years.

(c) Represents costs associated with restructuring program to further streamline our operations and improve the efficiency of our support functions.

(d) Represents acquisition and integration related costs associated with recent acquisitions.

(e) Represents discrete transformational costs that primarily consist of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(f) Nine months ended July 31, 2025 include a parking tax audit settlement related to prior years.

(g) The Company's tax impact is calculated using the federal and state statutory rate of 27.72% and 28.11% for FY2026 and FY2025, respectively. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(h) The three and nine months ended July 31, 2025 include a $0.1 million charge related to ERC refunds received from IRS. The nine months ended July 31, 2025 include a $0.1 million benefit for uncertain tax positions with expiring statues.